Exhibit 99.1

Trovagene’s Precision Cancer Monitoring Technology Referenced in
Multi-Disciplinary Clinical Consensus Guidelines

Non-invasive detection and monitoring of actionable oncogene mutation in
Erdheim-Chester disease serves as a model case for clinical utility

SAN DIEGO, CA — May 28, 2014 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today announced that the multi-disciplinary clinical consensus guidelines for Erdheim-Chester disease (ECD), recently published online in the journal Blood, reference the ability of the Company’s precision cancer monitoring technology to detect actionable oncogene mutation status and monitor patients during treatment.

The guidelines specifically emphasize the importance of identifying BRAF V600E mutational status in patients with ECD and describe the difficulties of determining mutational status using tissue biopsy. The benefit of cell-free DNA detection in urine is highlighted as an important diagnostic alternative.

“We have seen promise in treating patients who express the BRAF V600E mutation with targeted therapeutics, but because many patients with ECD cannot be sufficiently biopsied, proper diagnosis and treatment options have been limited,” stated Eli Diamond, M.D., neuro-oncologist at Memorial Sloan Kettering Cancer Center and lead author of the ECD consensus guidelines. “Detecting the mutation and monitoring patient response to treatment with the urine-based cell-free DNA assay could change the way we approach evaluating patients with this disease.”

Use of Trovagene’s novel oncogene mutation monitoring platform in ECD patients was recently published in the journal Oncotarget.  Results from a larger patient cohort will be presented at the 2014 Annual Meeting of the American Society of Clinical Oncology. These results will include both mutation detection and response monitoring.

“The inclusion of our technology and study data in the ECD clinical guidelines is consistent with our strategy to validate our cancer monitoring approach and to facilitate adoption into clinical practice,” said Mark Erlander, Ph.D., chief scientific officer of Trovagene.  “We are executing a broad clinical development program to establish our precision cancer monitoring platform within the field of oncology.”

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA and RNA in urine.  The company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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